For Immediate Release
Contact: Donald E. Miller
Executive Vice President
703-478-5945

THE FAIRCHILD CORPORATION APPOINTS NEW CFO

McLean, Virginia (October 3, 2005) — The Fairchild Corporation (NYSE: FA) announced today that it has appointed James G. Fox as Fairchild’s Chief Financial Officer and Senior Vice President, Finance, effective October 1, 2005. Mr. Fox replaces John Flynn, who resigned as Chief Financial Officer effective October 1, but remains with the Company as its Senior Vice President, Tax. Mr. Fox joined the Company as Senior Vice President, Finance, on August 22, 2005.

Before assuming his position at Fairchild, Mr. Fox was employed as Vice President, Finance, of the Energy Management Division of Invensys PLC, a London-based group of five controls and power companies. From 1998 to 2000 he was CFO of AVP, Ltd., a subsidiary of Invensys PC which manufactures automated equipment for food processing plants and other industries.

“We are most pleased that Jim Fox has agreed to join Fairchild as its Chief Financial Officer. Jim’s solid financial background together with his extensive international experience makes him an ideal choice for this role,” said Eric Steiner, the Company’s President and Chief Operating Officer.

About The Fairchild Corporation:

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Fairchild’s sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and Intersport Fashions West. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 232 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, and the Netherlands. Intersport Fashions West, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets. Fairchild’s aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Fairchild’s real estate operations segment owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.